FOR IMMEDIATE RELEASE

Contact:    John G. Robinson
            President and Chief Executive Officer
            FedFirst Financial Corporation
            Donner at Sixth Street
            Monessen, Pennsylvania  15062
            (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

         Monessen, Pennsylvania, March 23, 2006 - FedFirst Financial Corporation (Nasdaq: FFCO) the holding company for First Federal Savings Bank, Monessen, Pennsylvania, announced today that Robert C. Barry, Jr. is joining the Company as its Chief Financial Officer and Senior Vice President, effective March 31.

         Mr. Barry comes to the Company after nine years at PNC Financial Services Group, where he served in a number of high level positions that included CFO for their Regional Community Bank, Director of Regulatory Relations, Director of Finance and Business Risk Officer in a role of Senior Vice President. Prior to that, Mr. Barry had a 32-year career at KPMG LLP, of which 24 years were served as a partner in the firm.

         "We are extremely pleased to have Bob Barry join First Federal. Bob's wide ranging professional experience will be an important asset," stated John G. Robinson, President and Chief Executive Officer of the Company.

         FedFirst Financial Corporation is the holding company for First Federal Savings Bank. First Federal Savings Bank is a community-oriented financial institution offering residential, multi-family and commercial mortgages, consumer loans and commercial loans to individuals and businesses from seven locations in southwestern Pennsylvania.